HELIX

DIRECTORS COMPENSATION PROGRAM

1.  Purpose

     The purpose of the Directors Compensation Program (the "Program") is to enable Helix Technology Corporation (the "Company") to attract, retain and motivate experienced directors by providing compensation that is competitive with compensation offered to directors of other similarly-situated public corporations in the United States. The Annual Stock Awards (as defined below) are to be granted under the Company's 1996 Equity Incentive Plan, as amended (the "Equity Plan") and are subject to the terms and conditions of the Equity Plan.

2.  Effective Date

     The Program is effective January 1, 2005.

3.  Administration of Program

     The Program shall be administered by the Human Resources and Compensation Committee of the Board of Directors (the "Board") or such other committees as the Board may appoint satisfying the requirements to qualify for an exemption under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Committee"). The Committee shall appoint a person (the "Program Administrator") to keep records of all elections of Directors and ensure timely payment of both the cash and equity elements of the Program according to the guidelines set forth below. Notwithstanding the foregoing, the Program Administrator shall not have any authority over the administration of Annual Stock Awards under the Program; the administration of such awards shall be governed by Section 3 of the Equity Plan. For purposes of annual retainers and annual restricted stock awards, a "Board Year" begins with Annual Meeting of Stockholders (generally during the months of April or May), and ends the day before the next Annual Meeting of the Stockholders.

4.  Eligibility and Participation

     Only "Eligible Directors," defined as those members of the Board who are not otherwise employed by the Company, its subsidiaries or any affiliate of the Company in any other capacity, are eligible to participate in the Program. Any Eligible Director on the Board as of January 1, 2005, and thereafter shall be eligible for compensation under the Program.

5.  Compensation

     Eligible Directors shall be compensated as set forth below:

     (a) Restricted Stock Award.

     For each Board Year during which an Eligible Director is a member of the Board, the Company shall grant each such Eligible Director an annual restricted stock award of an aggregate of 2,000 shares of the Common Stock of the Company ("Annual Stock Award") to vest in equal installments (500 shares) on a quarterly basis, so long as the Director is continuing to serve as a Director of the Board on the last business day of the quarter. Such Annual Stock Award is subject to a retention requirement prohibiting any sale of such shares while the Director is a member of the Board if such sale would reduce the value of the Director's accumulated stock ownership below three times the Annual Retainer (as defined below). In the event that an Eligible Director is initially elected to the Board at a time other than the date of the Company's annual stockholders' meeting, he or she shall receive an Annual Stock Award at the subsequent annual stockholders' meeting for a prorated number of shares to be determined by multiplying 2,000 by a fraction, the numerator of which shall be the number of full months which have elapsed since the date of the Director's initial election and the next annual stockholders' meeting and the denominator of which shall be 12 (a "Prorated Stock Award"). Any Prorated Stock Award shall be fully vested upon grant.

     (b) Annual Retainer.

      (i) Amount. Each Eligible Director shall receive an annual retainer in the amount of $35,000 (the "Annual Retainer"). In the event that an Eligible Director is initially elected to the Board at a time other than the date of the Company's annual stockholders' meeting, he or she shall receive a prorated Annual Retainer (the "Prorated Annual Retainer") the amount of which is to be determined by multiplying $35,000 by a fraction, the numerator of which shall be the number of full months which have elapsed since the date of the Director's initial election to the Board and the next annual stockholders' meeting and the denominator of which shall be 12.

     (ii) Payment. The Annual Retainer or the Prorated Annual Retainer, as applicable, shall be earned by the Eligible Directors and paid by the Company in equal quarterly installments for each Eligible Director. The quarterly installments of the Annual Retainer or Prorated Annual Retainer shall be payable, together with any Attendance Fees (as defined below), in arrears by checks issued to each Eligible Director no later than the 15th calendar day following the end of each of the Company's fiscal quarters during which the respective Eligible Director served on the Board.

     (c) Committee Meeting Attendance Fees.

     (i) Amount. Each Eligible Director shall receive the sum of $1,000 for each committee meeting of the Board he or she attends as a member of such committee (the "Committee Meeting Attendance Fees"). For purposes of the Program, "attendance" shall be determined by the official minutes of the meeting of the Board or committee, as recorded by the Secretary of the meeting, and shall not include execution of an action by written consent of the Board. A valid meeting for purposes of Committee Meeting Attendance Fees can be held in person or by means of a conference telephone or similar communications equipment so long as the necessary quorum is present; provided, however, that telephone meetings of committee members held to conclude business of previously adjourned meetings and meetings of less than 30 minutes in duration are considered to be normal contacts in the performance of duties as a Board member and are not to be compensated as committee meetings.

     (ii) Payment. Committee Meeting Attendance Fees earned by each Eligible Director during a fiscal quarter shall be payable, together with the quarterly installment of the Annual Retainer or Prorated Annual Retainer, by a check issued no later than the 15th calendar day following the end of the fiscal quarter.

     (d) Chairperson Fees.

     (i) Amount. Each chairperson of a committee of the Board shall receive an annual chairperson's fee in the following amount: (1) $5,000 for the Board chairperson, (2) $3,000 for the Audit Committee chairperson, (3) $2,000 for the Human Resources and Compensation Committee chairperson, and (4) $1,000 for the Nominating and Governance Committee chairperson. All of the aforementioned fees in this subparagraph shall hereafter be collectively referred to as the "Chairperson Annual Fees."

     (ii) Payment. Chairperson Annual Fees earned by each Eligible Director during a fiscal quarter shall be payable, together with the Annual Retainer or Prorated Annual Retainer and the Committee Meeting Attendance Fees, by a check issued to the Eligible Director no later than the 15th calendar day following the end of the fiscal quarter.

6.  Expense Reimbursement

     Each Eligible Director shall be reimbursed for travel and other expenses incurred in the performance of his or her duties.

7.  Resignation from the Board of Directors

     The resignation of any Eligible Director shall cause such director to be ineligible to receive any amount of the Annual Retainer or Prorated Annual Retainer installments not yet paid to him or her as of the date of resignation. Any fees which have been earned by the Eligible Director in accordance with Paragraphs 4(c) and 4(d) above prior to the date of resignation shall be paid in the same form and according to the same timetables described therein.

8.  Program Termination or Modification

     The Committee shall review the Program on at least an annual basis and may recommend modifications to the Program which are deemed to be in the Company's best interest. Any modification shall be made by a written instrument consented to by the Board. The Board may similarly suspend or terminate the Program at any time if, in the judgment of the Board, such suspension or termination is in the Company's best interest.